Exhibit 99.1

Quarterly Earnings up 10% at Bar Harbor Bankshares

BAR HARBOR, Maine--(BUSINESS WIRE)--Bar Harbor Bankshares (the “Company”) (AMEX: BHB) the parent company of Bar Harbor Bank & Trust (the “Bank”), today announced net income of $2.0 million for the quarter ended June 30, 2008 or fully diluted earnings per share of $0.67, compared with $1.8 million or fully diluted earnings per share of $0.59 for the second quarter of 2007, representing increases of $186 thousand and $0.08, or 10.1% and 13.6%, respectively.

The increase in second quarter 2008 earnings compared with the second quarter of 2007 was principally attributed to a $936 thousand or 16.7% increase in net interest income and a $274 thousand or 16.5% increase in non-interest income, offset in part by a $681 thousand or 15.0% increase in non-interest expenses. The Bank also recorded a provision for loan losses of $297 thousand during the second quarter, representing an increase of $264 thousand compared with the same quarter last year.

For the six months ended June 30, 2008, net income amounted to $4.0 million, or fully diluted earnings per share of $1.31, compared with $3.2 million or fully diluted earnings per share of $1.03 for the same period in 2007, representing increases of $763 thousand and $0.28, or 23.7% and 27.2%, respectively. The increased level of earnings was attributed to a variety of factors including: a $1.9 million or 17.9% increase in net interest income; a $1.4 million increase in net securities gains (losses); and a $313 thousand gain representing the proceeds from shares redeemed in connection with the Visa Inc. initial public offering. Partially offsetting the foregoing revenue increases was a $776 thousand increase in the provision for loan losses and a $1.9 million increase in non-interest expenses, which largely reflected the recording of a non-recurring $832 expense reduction recorded in the first quarter of 2007 related to the Company’s settlement of its limited postretirement benefit program.

In making the announcement, President and Chief Executive Officer, Joseph M. Murphy commented, “Looking back at the first half of 2008, we are pleased with the Company’s earnings fundamentals and strong financial condition, especially in light of the well publicized problems being suffered by a large segment of the banking and financial services industry. During the second quarter we continued to enjoy an expanding net interest margin and a significant increase in net interest income, reflecting an interest rate environment favorable to the Bank’s balance sheet combined with solid earning asset growth. Among the many issues being experienced by the banking industry as a whole, is a serious deterioration in asset quality involving loans and securities. We are pleased to report that, as of quarter-end, our non-performing loans remained at low levels, representing 0.44% of total loans and up only $642 thousand compared with year-end 2007. Our securities portfolio is comprised of high quality investments and does not contain any securities collateralized by subprime pools of mortgage backed securities.”

In concluding, Mr. Murphy added, “Economic conditions nationally and locally have softened and could deteriorate further as this economic cycle continues to unfold. Like most financial institutions, our future success will largely depend upon maintaining our disciplined credit underwriting standards and sustaining the strong asset quality levels we have enjoyed for many years.”

Financial Condition

Assets: Total assets ended the second quarter at $913 million, representing an increase of $24 million, or 2.7%, compared with December 31, 2007.

Loans: Total loans ended the second quarter at $614 million, representing an increase of $34 million, or 5.9%, compared with December 31, 2007. Business lending activity led the overall growth of the loan portfolio.

Credit Quality: The Bank’s non-performing loans ended the second quarter at low levels, representing $2.7 million or 0.44% of total loans, compared with $2.1 million, or 0.36% at December 31, 2007. For the six months ended June 30, 2008 net loan charge-offs amounted to $318 thousand compared with $57 thousand for the same period in 2007. For the three and six months ended June 30, 2008, the Bank recorded provisions for loan losses of $297 thousand and $809 thousand, representing increases of $264 thousand and $776 thousand compared with the same periods in 2007, respectively. The increases in the provision were largely attributed to growth in the loan portfolio, generally declining real estate values in the markets served by the Bank, and an increase in net loan charge-offs.

Securities: Total securities ended the second quarter at $252 million, representing a decline of $13 million, or 4.7%, compared with December 31, 2007. The decline in the securities portfolio was principally attributed to called securities, pay-downs on mortgage-backed securities and sales of securities, the cash flows from which were not fully reinvested, largely due to prevailing market conditions and strong loan growth.

Deposits: Total deposits ended the second quarter at $576 million, representing an increase of $37 million or 6.9% compared with December 31, 2007. Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in winter and spring, and higher deposits in summer and autumn. Reflecting this seasonality, as of June 30, 2008 demand deposits and NOW accounts were showing declines of $11 million and $3 million compared with December 31, 2007, or 17.3% and 4.0%, respectively. These declines were more than offset with meaningful growth in retail time deposits and savings and money market accounts, which posted increases of $53 million and $4 million compared with December 31, 2007, or 37.6% and 2.2%, respectively.

Borrowings: Total borrowings ended the second quarter at $267 million, representing a decline of $12 million, or 4.2%, compared with December 31, 2007. The decline in borrowings principally reflected the strong retail deposit growth achieved during the six months ended June 30, 2008, which reduced the Bank’s dependence on borrowed funds.

Capital: Consistent with its long-term strategy of operating a sound and profitable organization, the Bank continued to exceed regulatory requirements for “well-capitalized” institutions. At June 30, 2008, the Bank’s Tier I Leverage, Tier I Risk-based, and Total Risk-based Capital ratios were 7.14%, 10.64% and 11.90%, respectively.

Cash Dividends: The Company paid cash dividends of 25 cents per share of common stock in the second quarter of 2008, representing an increase of 1.5 cents, or 6.4%, compared with the same quarter in 2007. The Company’s Board of Directors recently declared a third quarter dividend of 26 cents per share, representing an increase of 2.0 cents, or 8.3%, compared with the dividend declared for the same quarter in 2007.

Results of Operations

Net Interest Income: For the three and six months ended June 30, 2008, net interest income on a fully tax equivalent basis amounted to $6.7 million and $13.3 million, representing increases of $979 thousand and $2.0 million, or 17.0% and 18.2%, compared with the same periods in 2007, respectively. The increases in net interest income were principally attributed to average earning asset growth and an improved net interest margin. The 325 basis point decline in short-term interest rates over the past nine months favorably impacted the Bank’s net interest margin, as the cost of interest bearing liabilities declined faster and to a greater degree than the decline in earning asset yields.

Non-interest Income: For the quarter ended June 30, 2008, total non-interest income amounted to $1.9 million, representing an increase of $274 thousand, or 16.5%, compared with the same quarter in 2007. The increase in non-interest income was largely attributed to a $120 thousand increase in net securities gains. Financial services fees and credit and debit card fees also showed meaningful increases, up $97 thousand and $66 thousand, or 15.1% and 15.0%, respectively, compared with the same quarter in 2007.

For the six months ended June 30, 2008, total non-interest income amounted to $4.0 million, representing an increase of $1.9 million, or 95.5%, compared with the same quarter in 2007. In the first half of 2007 the Bank restructured a portion of its securities portfolio, recording net securities losses of $902 thousand, whereas in the first half of 2008 the Bank recorded securities gains of $515. Also included in non-interest income was a $313 gain recorded in the first quarter of 2008 representing the proceeds from shares redeemed in connection with the Visa, Inc. initial public offering.

For the six months ended June 30, 2008, credit and debit card fees and financial services fees were up $132 thousand and $95 thousand, or 18.6% and 8.0%, respectively, compared with the same period last year.

Non-interest Expense: For the quarter ended June 30, 2008, total non-interest expense amounted to $5.2 million representing an increase of $681 thousand or 15.0%, compared with the same quarter in 2007. The increase in non-interest expense was principally attributed to higher levels of salaries and employee benefits, due to a variety of factors enumerated below.

For the six months ended June 30, 2008, total non-interest expense amounted to $10.2 million, representing an increase of $1.9 million, or 22.4%, compared with the same period in 2007. The increase in non-interest expense was largely attributed to the settlement of the Company’s limited postretirement program in the first quarter of 2007, which reduced that reporting period’s non-interest expense by $832 thousand. The increase in non-interest expense was also attributed to higher levels of salaries and employee benefits, which were up $842 thousand or 18.7% compared with the first six months of 2007. The increase in salaries and employee benefits was attributed to a variety of factors including: strategic additions to staff; normal increases in base salaries; higher levels of accrued incentive compensation; certain employee severance payments; and a non-recurring employee health insurance expense credit attained in the second quarter of 2007 based on favorable claims experience.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving down east and mid coast Maine.

This earnings release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like “strategy,” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except per share data)
(unaudited)

	Period End		2nd Quarter Average
Balance Sheet Data	6/30/2008	12/31/2007	2008	2007

Total assets	$913,346	$889,472	$916,348	$812,228
Total securities	252,104	264,617	255,955	215,668
Total loans	613,635	579,711	610,176	549,980
Allowance for loan losses	5,234	4,743	5,078	4,545
Total deposits	576,378	539,116	576,208	499,215
Borrowings	267,286	278,853	268,870	245,826
Shareholders' equity	63,837	65,974	66,499	62,713

	Three Months Ended		Six Months Ended
Results Of Operations	6/30/2008	6/30/2007	6/30/2008	6/30/2007

Interest and dividend income	$13,165	$12,606	$26,595	$24,966
Interest expense	6,633	7,010	13,771	14,088
Net interest income	6,532	5,596	12,824	10,878
Provision for loan losses	297	33	809	33
Net interest income after provision for loan losses
	6,235	5,563	12,015	10,845

Non-interest income	1,932	1,658	3,981	2,036
Non-interest expense	5,234	4,553	10,222	8,350
Income before income taxes	2,933	2,668	5,774	4,531
Income taxes	904	825	1,793	1,313
Net income	$2,029	$1,843	$3,981	$3,218

Earnings per share:
Basic	$0.69	$0.61	$1.34	$1.06
Diluted	$0.67	$0.59	$1.31	$1.03

Cash dividends per share	$0.250	$0.210	$0.500	$0.445

Return on Average Equity	12.27%	11.79%	11.96%	10.42%
Return on Average Assets	0.89%	0.91%	0.88%	0.79%

CONTACT:
Bar Harbor Bankshares
Gerald Shencavitz, 207-288-3314
EVP and Chief Financial Officer